EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/22/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.07%	-2.44%	7.43%
Class B Units	0.05%	-2.49%	6.54%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED DECEMBER 22, 2006

The Grant Park Futures Fund recorded small gains during a week of quiet market activity leading up to the holiday weekend. Positions in the interest rates and currencies were responsible for the majority of profits; losses came mainly from the stock index sector.

Short positions in the Euribor contract gained ground as prices for the short-term instrument fell in response to a strong reading on German business conditions. The Ifo Business Climate Index came out at 108.7, its highest reading since 1990 and combined with hawkish comments from European Central Bank (ECB) officials sent prices for fixed income instruments lower on expectations that European short-term interest rates could be higher in the coming year. Short positions in the Euro bund also reported gains. Additionally, long positions in the Japanese Government bond were profitable for the week.

Long positions in the euro and British pound were profitable as the hawkish comments from ECB officials and unexpectedly high reading on the German Ifo index sent those currencies higher against the U.S. dollar. The prospect of higher European short-term interest rates also resulted in profits from long positions in the cross-rates as the euro and pound appreciated against the Japanese yen. Also, the New Zealand dollar settled at higher levels resulting in gains for long positions.

Lastly, global stock indices settled lower for the week, causing losses to long positions in the sector. In thin pre-holiday trading the S&P Composite Index settled lower for the week, partly due to a report that showed orders for durable goods (excluding transportation) were lower than expected during the month of November. The Nasdaq-100 also settled lower, resulting in losses for long positions. Positions in the European markets also lost ground as the German DAX and Paris CAC settled lower for the week. Analysts suggested that weakness in the raw materials sector contributed to lower European share prices.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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